UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                            COLE NATIONAL CORPORATION
        -----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        -----------------------------------------------------------------
                         (Title of Class of Securities)

                                    193290103
                              --------------------
                                 (CUSIP Number)

                                December 31, 2004
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / X /    Rule 13d-1(b)
         /   /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A
                               CUSIP NO. 193290103

1.      Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Quaker Capital Management Corporation
        ------------------------------------------------------------------------

2.      Check the Appropriate Box if a Member of a Group

        (a)
                 ------
        (b)        X
                 ------

3.      SEC Use Only
                                   ---------------------------------------------

4.      Citizenship or Place of Organization                        Pennsylvania
                                                                 ---------------

Number of         5.       Sole Voting Power                            0
  Shares                                                         ---------------
Beneficially      6.       Shared Voting Power                          0
  Owned by                                                       ---------------
Each Reporting    7.       Sole Dispositive Power                       0
    Person                                                       ---------------
         With:    8.       Shared Dispositive Power                     0
                                                                 ---------------

9.      Aggregate Amount Beneficially Owned by Each Reporting Person

        0
        ----------------

10.     Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares
                           --------


11.     Percent of Class Represented by Amount in Row (9)

                                                                       0%
                                                                    --------

12.     Type of Reporting Person                                        IA
                                                                  --------------



                               Page 2 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 193290103


Item 1.

         (a)      Name of Issuer

                  Cole National Corporation
                  --------------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  5915 Landerbrook Drive, Mayfield Heights, Ohio 44124
                  --------------------------------------------------------------
Item 2.

         (a)      Name of Persons Filing

                  Quaker Capital Management Corporation
                  --------------------------------------------------------------

         (b)      Address of Principal Business Office or, if none, Residence

                  401 Wood Street, Suite 1300, Pittsburgh, PA  15222
                  --------------------------------------------------------------

         (c)      Citizenship

                  Pennsylvania, USA
                  --------------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock
                  --------------------------------------------------------------

         (e)      CUSIP Number

                  193290103
                  --------------------------------------------------------------


                               Page 3 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 193290103


Item 3.      If   this   statement   is filed pursuant to  ss.ss.240.13d-1(b) or
             240.13d-2(b) or (c), check whether the person filing is a:

     (a) /   / Broker of dealer  registered  under section 15 of the Act;

     (b) /   / Bank as defined in section 3(a)(6) of the Act;

     (c) /   / Insurance  company as defined in section 3(a)(19) of the Act;

     (d) /   / Investment  company registered under section 8 of the  Investment
               Company Act of 1940;

     (e) / X / An investment  adviser  in  accordance  with ss.240.13d-  1(b)(l)
               (ii)(E);

     (f) /   / An employee  benefit  plan or  endowment  fund in accordance with
               ss.240.13d-1(b)(1)(ii)(F);

     (g) /   / A parent  holding  company or  control  person in accordance with
               ss.240.13d-1(b)(1)(ii)(G);

     (h) /   / A savings  association as defined in Section 3(b)  of the Federal
               Deposit Insurance Act;

     (i) /   / A  church  plan  that  is  excluded   from  the definition  of an
               investment company under section 3(c)(14)  of   the    Investment
               Company Act of 1940;

     (j) /   / Group, in  accordance  with  ss.240.13d-1((b)(l)(ii)(J)

Item 4.  Ownership
         ---------

         (a) The Reporting Person no longer beneficially owns any shares of Common Stock of the Issuer.

         (b) The shares covered by this report represent 0% of the Common Stock of the Issuer.

         (c) The Reporting Person does not have voting or dispositive power over any shares of Common Stock of the Issuer.


                               Page 4 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 193290103


Item 5.  Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
                                                                           X
                                                                      ----------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                               Page 5 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 193290103


                                   SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           QUAKER CAPITAL MANAGEMENT CORPORATION


                                                 February 9, 2005
                                                 -------------------------------
                                                           Date


                                                 /s/ Mark G. Schoeppner
                                                 -------------------------------
                                                          Signature


                                                 Mark G. Schoeppner, President
                                                 -------------------------------
                                                         Name/Title




                               Page 6 of 6 Pages